UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALLIANCE FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 6, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Alliance Financial Corporation, the holding company for Alliance Bank, N.A., which will be held on May 15, 2012 at 4:00 p.m., Eastern Time, at the Crowne Plaza Hotel Conference Center, located at 701 East Genesee Street, Syracuse, New York 13210.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the Annual Meeting.

The Board of Directors of Alliance Financial Corporation has determined that an affirmative vote on Proposals 1 and 2 is in the best interests of Alliance Financial Corporation and its shareholders and unanimously recommends a vote “FOR” these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Alliance Financial Corporation and Alliance Bank, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

Jack H. Webb

Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT 315-475-6703.

ALLIANCE FINANCIAL CORPORATION

120 Madison Street, 18th Floor

Syracuse, New York 13202

315-475-6703

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	Tuesday, May 15, 2012

TIME	4:00 P.M. Eastern Time

PLACE	Crowne Plaza Hotel Conference Center 701 East Genesee Street Syracuse, New York 13210

ITEMS OF BUSINESS	(1) Election of the four nominees named in the attached proxy statement as directors to serve on the Board of Directors for a term of office stated;

(2) Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(3) Consideration of any other business properly brought before the meeting, and any adjournment or postponement thereof.

RECORD DATE	The record date for the Annual Meeting is March 27, 2012. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

PROXY VOTING	You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please submit the enclosed proxy or voting instructions by mail, telephone or Internet. If voting by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Judy A. Schultz

Secretary

Syracuse, New York

April 6, 2012

i

ALLIANCE FINANCIAL CORPORATION

120 Madison Street, 18th Floor

Syracuse, New York 13202

315-475-6703

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2012

INFORMATION ABOUT THE ANNUAL MEETING

General

Alliance Financial Corporation, a New York corporation, owns all of the capital stock of Alliance Bank, N.A. (the “Bank”). Alliance Financial’s common stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “ALNC.” As used in this proxy statement, “we,” “us,” “our” and “Alliance” refer to Alliance Financial Corporation and/or its subsidiaries, depending on the context. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply submit the enclosed proxy card or voting instructions by mail, telephone or Internet and your votes will be cast for you at the Annual Meeting. This process is described in the section below entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 6, 2012 to all shareholders entitled to vote.

Voting Rights

Only shareholders of record at the close of business on March 27, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 4,784,698 shares of common stock outstanding and entitled to vote.

If on March 27, 2012, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy.

Voting Procedures

Shareholder of Record: Shares Registered in Your Name

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

If you are a shareholder of record, you may a) vote in person at the Annual Meeting or b) vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

¡	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

¡

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

¡

To vote over the telephone, dial toll-free 1-800-776-9437 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern Time on May 14, 2012, to be counted.

¡

To vote on the Internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern Time on May 14, 2012, to be counted.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” Proposals 1 and 2 as set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting other than that listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Stock-Based Deferral Plan

Each participant in the Alliance Financial Corporation Stock-Based Deferral Plan (the “Deferral Plan”), has the right to direct First Bankers Trust Services, Inc., as trustee of the Deferral Plan, on a confidential basis as to how to vote the number of shares of common stock equal to the aggregate number of stock units in each participant’s deferred stock account. The trustee will vote all shares held in the Deferral Plan as to which no voting instructions are received in the same proportion as the shares for which voting instructions have been received.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. Thus, the holders of 2,392,350 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Vote Required

Proposal 1: Election of Directors.

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “For” votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Accordingly, the four nominees receiving the most “For” votes will be elected as directors. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.

The ratification of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Similarly, broker non-votes will have no effect on the vote.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker generally may vote your shares on routine matters even if the broker does not receive instructions from you. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. The ratification of the appointment of an independent registered public accounting firm is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients.

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote will have no effect on the outcome of any of the proposals.

Confidential Voting Policy

We maintain a policy of keeping shareholder votes confidential. Only the Inspectors of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements.

Revoking Your Proxy

You may revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

¡	You may send a timely written notice that you are revoking your proxy to our Secretary;

¡	You may submit another properly completed proxy card bearing a later date;

¡	You may enter a new vote over the Internet or by telephone; or

¡	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by these entities.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. We have engaged

Regan & Associates, Inc. to assist in the solicitation of proxies and dissemination of broker search cards for the Annual Meeting. Regan & Associates will be paid a fee of approximately $10,500 for its services.

Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2013 Annual Meeting of Alliance Financial Corporation shareholders, we must receive them on or before December 7, 2012, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (“SEC”). Nothing in this paragraph shall be deemed to require Alliance to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

In addition, under Alliance’s Bylaws, if you wish to nominate a director or bring other business before an Annual Meeting which is not included in the proxy statement for the 2013 Annual Meeting of Shareholders, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to the Secretary of Alliance; and (iii) your notice must contain specific information required in Article I of our Bylaws.

Obtaining an Annual Report on Form 10-K

We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to Judy A. Schultz, Corporate Secretary, Alliance Financial Corporation, 120 Madison Street, 18th Floor, Syracuse, New York 13202. The Securities and Exchange Commission (“SEC”) also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including our company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 15, 2012.

The Proxy Statement and the Annual Report are available free of charge at www.alliancefinancialcorporation.com under the tab “Investor Relations.”

PROPOSAL 1

ELECTION OF DIRECTORS

In connection with the declassification of our Board, directors up for reelection at this Annual Meeting will be elected for one-year terms expiring in 2013 or until their successors have been elected and qualified. All other directors will continue in office for the remainder of their terms, subject to their earlier retirement, resignation, removal or death. As each director’s current term expires, he or she (or his or her successor) will be nominated for election to a one-year term. Thus, beginning with the 2014 Annual Meeting of Shareholders, the declassification of the Board would be complete and directors would be subject to annual election to one-year terms.

Upon the recommendation of the Corporate Governance Committee, our Board of Directors has nominated the four individuals listed in the table below for election as directors at the Annual Meeting.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

Nominees	Term to Expire
Donald H. Dew	2013
Charles E. Shafer	2013
Charles H. Spaulding	2013
Deborah F. Stanley	2013

Vote Required

The nominees for director who receive the most “For” votes will be elected. If you indicate “Withhold” for any nominee on your proxy card, your vote will not count “For” or “Against” the nominee.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Our Board of Directors currently consists of twelve members. The name, age and length of service of each of our nominees and the continuing members of our Board of Directors are set forth below:

Nominees	Age(1)	Term Expires	Position(s) Held with Alliance	Director Since(2)
Donald H. Dew	60	2013	Lead Director	1988
Charles E. Shafer	62	2013	Director	1998
Charles H. Spaulding	63	2013	Director	1993
Deborah F. Stanley	62	2013	Director	2006

Continuing Directors	Age(1)	Term Expires	Position(s) Held with Alliance	Director Since(2)
Mary Pat Adams	52	2013	Director	2000
Samuel J. Lanzafame	61	2013	Director	1988
Lowell A. Seifter	59	2013	Director	2006
Jack H. Webb	59	2013	Chairman, President and Chief Executive Officer	2000
Donald S. Ames	69	2014	Director	1986
Margaret G. Ogden	66	2014	Director	2001
Paul M. Solomon	68	2014	Director	2001
John H. Watt, Jr.	53	2014	Executive Vice President and Director	2007

(1)	At March 15, 2012.
(2)	Represents the year in which the Director was first elected or appointed to the Board of Directors of the Alliance or of the Bank.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below:

Nominees

Donald H. Dew was the Chairman and Chief Executive Officer of Diemolding Corporation until his retirement in 2007 and as Director until 2009. Mr. Dew is a Director of the Rotary Club of Oneida. Additionally, Mr. Dew is a member of the advisory board of the Board of Cooperative Educational Services. Mr. Dew formerly was a Director of the Manufacturers Association of Central New York and Higbee Gaskets. Mr. Dew received a B.S degree from Ripon College and attended the Executive Management Program and Manufacturing Management Program at The Pennsylvania State University and the Wharton School of Business at the University of Pennsylvania.

Charles E. Shafer is founder and owner of Green Lake Associates, LLC. Additionally, Mr. Shafer is the co-founder and co-owner of a power supply manufacturer, Applied Concepts, Inc. and was the managing partner of Riehlman, Shafer and Shafer. Mr. Shafer serves as Director and Secretary for People’s Equal Action and Community Effort, Inc. and is a member of the Vermont Law School Board of Trustees. Mr. Shafer received a B.A. from the State University of New York at Brockport and a J.D. degree from the Vermont Law School.

Charles H. Spaulding is currently President and Director of George B. Bailey Agency, Inc. and Director of Mid York Associates, Inc. Mr. Spaulding additionally serves on the Board of Directors of the SUNY Cortland College Foundation and J.M. Murray Center Inc. Mr. Spaulding received a B.A. degree from Union College and a J.D. degree from Syracuse University.

Deborah F. Stanley has been the President and Chief Administrative Officer of the State University of New York at Oswego since 1997. Ms. Stanley was interim president from 1995 to 1997. Prior to 1995, Ms. Stanley held the office of Vice President for academic affairs and provost and served as executive assistant to the president. Ms. Stanley is a Director on the board of CenterState CEO (formerly Metropolitan Development Association) and serves on its Executive Committee, and is a Director on the board of the Metropolitan Development Foundation and serves as its Chair. Ms. Stanley also serves on the board of the Oswego College Foundation. Ms. Stanley was formerly a Director and Chairman of Oswego County National Bank and Bridge Street Financial, both of which were acquired by Alliance Financial. Ms. Stanley received a J.D. and a B.A. degree from Syracuse University.

Continuing Directors

Mary Pat Adams is a licensed Associate Broker, CRS, GRI with Hunt Real Estate ERA, formerly Prudential First Properties, and is currently a member of the Board of Directors of the Oneida City School

District Foundation. Previously, Mrs. Adams was a member of the Board of Directors of Oneida Valley Securities Corporation until its dissolution in December 2008. Mrs. Adams received a B.B.A. degree from James Madison University.

Samuel J. Lanzafame was the President, Chief Executive Officer and Director of Datacom Systems, Inc. until February 2012 when he became Chairman of the Board. Mr. Lanzafame has over 30 years of executive management experience in overseeing the operations in both public and private companies, including Oneida Ltd. and The Cambridge Filter Corporation. Mr. Lanzafame currently serves as the Chairman of the Audit Committee of the Board of Directors of the Madison County Industrial Development Agency. Mr. Lanzafame received an M.B.A. degree from The University of Notre Dame and a B.A. degree from Holy Cross.

Lowell A. Seifter joined St. Joseph’s Hospital Health Center as General Counsel, effective February 2012. Mr. Seifter continues to serve as Special Counsel for Bousquet Holstein Attorneys, PLLC, formerly Green & Seifter Attorneys, PLLC where he was a founding member and served as the senior member of its Board of Managers. From 2002 until 2006, Mr. Seifter was a member of the Board of Directors of Bridge Street Financial, Inc. and its banking subsidiary, Oswego County National Bank. Mr. Seifter also serves on the Board of Directors of G&S Northway Plaza, Inc. and GSA Development Corp. and formerly served on the Board of Directors of the Sagamore Institute of the Adirondacks, Inc. Mr. Seifter received a J.D. and a B.A. degree from Syracuse University and is a certified public accountant.

Jack H. Webb has been our Chairman and Chief Executive Officer since January 2002 and is also the President and Chief Executive Officer of the Bank. Mr. Webb joined us in May 2000 as President of the Bank after a 26-year career with Chase Manhattan Bank. Mr. Webb is also a Director of Alliance Leasing, Inc. Mr. Webb is President of the Board of Trustees of The Gifford Foundation and serves on the Advisory Board of CNY Lifetime Healthcare. Mr. Webb graduated from the Rochester Business Institute.

Donald S. Ames is the owner and President of Cortland Laundry, Inc., and has been in the commercial laundry business for over 45 years providing services to several businesses including major health care organizations around central New York. Mr. Ames also founded and operated Ames Linen Service from 1964 until his retirement in 2008. Mr. Ames received a B.A. degree from Hobart College.

Margaret G. Ogden is the founder and principal of Peggy Ogden LLC. Prior to founding Peggy Ogden LLC in 2008, Ms. Ogden was the President and Chief Executive Officer of Central New York Community Foundation. Ms. Ogden is a Director of United Way of CNY and Allyn Foundation and serves on the Museum of Science and Technology Foundation Board. Ms. Ogden received an M.B.A. degree from Syracuse University and a B.A. degree from Albion College.

Paul M. Solomon is currently managing partner of a venture capital firm, PJ Equities, LLP. In July 2005, Mr. Solomon co-founded US Beverage Net and currently serves as Chairman of its Board of Directors. Additionally, Mr. Solomon is a member and Director of bc Restaurant LLC. Mr. Solomon serves as a Vice Chairman and Treasurer as a Board Member of the Board of Trustees of Millbrook School. Mr. Solomon received a degree from Syracuse University and is a graduate of the Millbrook School.

John H. Watt, Jr. has been our Executive Vice President since September 2005. Mr. Watt is also a Director of Alliance Leasing, Inc. and is an Advisory Board Member of the Summer Street Capital Partners Fund II. Mr. Watt is President of the Board of OnPoint for College, a Syracuse based not-for-profit and serves as a member of the Investment Committee of The Episcopal Diocese of Central New York. Mr. Watt spent 18 years at J.P. Morgan Chase and its predecessors in various capacities. Mr. Watt received a J.D. from George Washington University and a B.A. degree from Rutgers University.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

J. Daniel Mohr, age 46, has been our Treasurer and Chief Financial Officer since May 2006 and Executive Vice President since January 2010. Prior to joining us, Mr. Mohr was Senior Vice President and Chief Financial Officer of Partners Trust Financial Group and was also the Chief Financial Officer of the Pioneer Companies. Mr. Mohr has more than 16 years of banking and financial experience, including 11 years as a chief financial officer and approximately four years as a Certified Public Accountant with KPMG LLP where he concentrated in the financial institutions audit practice group. Mr. Mohr received a B.S. in accounting from the State University of New York at Binghamton.

James W. Getman, age 63, has been our Executive Vice President and Senior Loan Officer since February 1999. Mr. Getman is also Chief Executive Officer of Alliance Leasing, Inc. Prior to joining us, Mr. Getman served as Vice President and Senior Credit Officer of Cayuga Bank and as Vice President and Group Manager responsible for corporate and personal banking relationships at Chase Manhattan Bank. Mr. Getman is also a member of the Board of Directors of the Community General Hospital of Greater Syracuse and Greater Syracuse Business Development Corporation. Mr. Getman attended the NACM Graduate School at Dartmouth College, the Credit Management School at the University of Buffalo and received his B.A. in economics from Union College.

Steven G. Cacchio, age 48, has been our Senior Vice President of Retail Banking Sales and Service since February 2005. Prior to joining us, Mr. Cacchio was a bank examiner with the Comptroller of the Currency focusing on compiling and analyzing federal regulatory requirements for various banks. Mr. Cacchio received a Master of Science in Accounting from Syracuse University and a B.S. in economics and finance from the University of Hartford.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2012 by: (i) each director; (ii) each of the named executive officer’s listed in Summary Compensation Table; (iii) all our directors and executive officers as a group and (iv) all those known by us to be beneficial owners of more than 5% of its common stock. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(1)
Compensated Persons and Directors:
Jack H. Webb(2)	56,880	1.19%
John H. Watt, Jr.(3)	20,128	*
J. Daniel Mohr(4)	10,699	*
James W. Getman(5)	11,665	*
Steven G. Cacchio(6)	12,255	*
Mary Pat Adams(7)	37,721	*
Donald S. Ames(8)	118,462	2.48%
Donald H. Dew(9)	20,972	*
Samuel J. Lanzafame(10)	32,914	*
Margaret G. Ogden(11)	8,397	*
Lowell A. Seifter(12)	14,531	*
Charles E. Shafer(13)	28,640	*
Paul M. Solomon(14)	27,071	*
Charles H. Spaulding(15)	27,424	*
Deborah F. Stanley(16)	15,852	*
All Executive Officers and Directors as a Group (15 Persons)	443,611	9.27%
Other Shareholders:
BlackRock, Inc.(17) 40 East 52nd Street New York, NY 10022	317,546	6.64%
FMR LLC(18)	460,476	9.62%
82 Devonshire Street
Boston, MA 02109

*	Less than 1% of the total outstanding shares of common stock.

(1)

This table is based solely upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,784,698 shares outstanding on March 15, 2012, adjusted as required by rules promulgated by the SEC.

(2)	Consists of: a) 39,969 shares as to which Mr. Webb has sole voting and investment power and b) 16,911 unvested shares of restricted stock as to which he has sole voting power. Excludes 100 shares held by his spouse and 200 shares held by his daughter as to which he does not have voting or investment power, and as such, disclaims beneficial ownership.

(3)	Consists of: a) 892 shares as to which Mr. Watt has sole voting and investment power, and b) 9,809 unvested shares of restricted stock as to which he has sole voting power, and c) 9,427 shares held jointly with his spouse as to which he has shared voting and investment power.

(4)	Consists of: a) 1,590 shares as to which Mr. Mohr has sole voting and investment power and b) 9,109 unvested shares of restricted stock as to which he has sole voting power.

(5)	Consists of: a) 5,271 shares as to which Mr. Getman has sole voting and investment power and b) 6,394 unvested shares of restricted stock as to which he has sole voting power.

(6)	Consists of: a) 5,419 shares as to which Mr. Cacchio has sole voting and investment power and b) 6,836 unvested shares of restricted stock as to which he has sole voting power. Excludes 155 shares owned by his spouse as to which he does not have voting or investment power, and as such, disclaims beneficial ownership.

(7)	Consists of: a) 9,650 shares as to which Ms. Adams has sole voting and investment power, b) 14,800 shares held in trust as to which she has shared voting and investment power, and c) 13,271 shares held by the Stock-Based Deferral Plan for her account as to which she has sole voting power. Excludes 1,231 shares held by her spouse and 850 shares held by her children as to which she does not have voting or investment power and, as such, disclaims beneficial ownership.

(8)	Consists of: a) 91,917 shares as to which Mr. Ames has sole voting and investment power and b) 26,545 shares held by the Stock-Based Deferral Plan for his account as to which he has sole voting power.

(9)	Consists of: a) 14,911 shares as to which Mr. Dew has sole voting and investment power and b) 6,061 shares held by the Stock-Based Deferral Plan for his account as to which he has sole voting power.

(10)	Consists of: a) 1,115 shares as to which Mr. Lanzafame has sole voting and investment power and b) 31,799 shares held by the Stock-Based Deferral Plan for his account as to which he has sole voting power. Excludes 15,980 shares held by his spouse as to which he does not have voting or investment power and, as such, disclaims beneficial ownership.

(11)	Consists of: a) 2,691 shares as to which Ms. Ogden has sole voting and investment power, b) 1,832 shares held jointly with her spouse as to which she has shared voting and investment power, and c) 3,874 shares held by the Stock-Based Deferral Plan for her account as to which she has sole voting power.

(12)	Consists of: a) 7,396 shares as to which Mr. Seifter has sole voting and investment power and b) 7,135 shares held by the Stock-Based Deferral Plan for his account as to which he has sole voting.

(13)	Consists of: a) 3,674 shares as to which Mr. Shafer has sole voting and investment power, b) 9,899 shares held jointly with his spouse as to which he has shared voting and investment power, and c) 15,067 shares held by the Stock-Based Deferral Plan for his account as to which he has sole voting power. Excludes 2,210 shares held by his spouse as to which he does not have voting or investment power and as such, disclaims beneficial ownership.

(14)	Consists of: a) 11,804 shares as to which Mr. Solomon has sole voting and investment power and b) 15,267 shares held by the Stock-Based Deferral Plan for his account as to which he has sole voting power.

(15)	Consists of: a) 15,809 shares as to which Mr. Spaulding has sole voting and investment power and b) 11,615 shares held by the Stock-Based Deferral Plan for his account as to which he has sole voting power.

(16)	Consists of: a) 5,026 shares as to which Ms. Stanley has sole voting and investment power, b) 4,756 shares held jointly with her spouse as to which she has shared voting and investment power and c) 6,070 shares held by the Stock-Based Deferral Plan for her account as to which she has sole voting power.

(17)	As disclosed on Schedule 13G/A, filed February 13, 2012, BlackRock, Inc. has sole voting power and sole dispositive power with respect to all shares listed.

(18)	As disclosed on Schedule 13G/A, filed February 14, 2012, Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity Management & Research Company (“Fidelity”), has sole power to dispose of all shares listed. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fund” Boards of Trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the Securities and Exchange Commission their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the Securities and Exchange Commission and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on its review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2011, all Section  16(a) filing requirements applicable to our executive officers and directors during fiscal 2011 were met.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	–	–	148,064(1)
Equity compensation plans not approved by security holders	–	–	–

Total	–	–	148,064

(1)	Represents shares available for issuance under our 2010 Restricted Stock Plan, which was approved by our shareholders in May 2010.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. Our executive officers and management oversee the day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors held 12 regular meetings during the fiscal year ended December 31, 2011. Each incumbent director attended at least 75% of the total of (i) the meetings of the Board of Directors held during the period for which he has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period.

It is our policy that all directors and nominees should attend the annual meeting. At the 2011 annual meeting, all members of the Board of Directors were in attendance.

Board of Directors Independence

As required under the Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that the following current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mary Pat Adams, Donald S. Ames, Donald H. Dew, Samuel J. Lanzafame, Margaret G. Ogden, Lowell A. Seifter, Charles E. Shafer, Paul M. Solomon, Charles H. Spaulding and Deborah F. Stanley. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. The Board has determined that Jack H. Webb, our Chairman of the Board, President and Chief Executive Officer and John H. Watt, Jr., our Executive Vice President, are not independent directors by virtue of their employment with us.

Code of Ethics

We have adopted a Code of Conduct, which applies to all employees and officers of Alliance and the Bank. We have also adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers, which applies to our chief executive officer, chief financial officer, chief accounting officer, controller and the senior vice president of marketing and investor relations. The Code of Ethics for Chief Executive Officer and Senior Financial Officers (“Code of Ethics”) meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. The Code of Ethics for Chief Executive Officer and Senior Financial Officers is available to shareholders on our website at www.alliancefinancialcorporation.com under the tab “Investor Relations.”

We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our chief executive officer, chief financial officer, chief accounting officer, or other persons performing similar functions, by posting such information on our website at the Internet address set forth above. We did not amend or grant any waivers of a provision of our Code of Ethics during 2011.

Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The following table provides membership and meeting information for the year ended December 31, 2011 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance
Donald S. Ames			X
Donald H. Dew			X		X	*
Samuel J. Lanzafame**	X	*	X
Margaret G. Ogden	X
Lowell A. Seifter			X	*	X
Paul M. Solomon	X				X
Charles H. Spaulding	X
Deborah F. Stanley			X		X
Total meetings in 2011	10		4		12

*	Committee Chairman
**	Financial Expert

Below is a description of each committee of the Board of Directors.

Audit Committee

During 2011, the Audit Committee was chaired by Director Lanzafame, with Directors Ogden, Solomon and Spaulding as members. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments.

As set forth in the Audit Committee Charter, the primary duties and responsibilities, among other responsibilities, of the Audit Committee are to:

(1)	oversee the accounting and financial reporting principles and policies and internal accounting controls and procedures;

(2)	oversee the financial statements and the independent audit thereof;

(3)	select, oversee and, where deemed appropriate, replace the independent auditors;

(4)	evaluate the qualifications, independence and performance of the independent auditors;

(5)	monitor the performance of the internal audit function;

(6)	monitor compliance with legal and regulatory requirements; and

(7)	prepare the report required by the rules of the Securities and Exchange Commission to be included in the annual proxy statement.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Lanzafame qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Board of Directors has adopted a written charter for the Audit Committee that is available to shareholders on our website at www.alliancefinancialcorporation.com under the tab “Investor Relations.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

Our Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management of Alliance. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report in Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Samuel J. Lanzafame, Chairperson
Margaret G. Ogden
Paul M. Solomon
Charles H. Spaulding

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of five directors: Donald S. Ames, Donald H. Dew, Samuel J. Lanzafame, Lowell A. Seifter and Deborah F. Stanley, with Director Seifter serving as Chairperson of the Committee. All members of our Compensation Committee are independent (as independence is currently defined in Section 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has adopted a written charter for the Compensation Committee that is available to shareholders on our website at www.alliancefinancialcorporation.com under the tab “Investor Relations.”

Pursuant to its charter, the Compensation Committee’s responsibilities include:

(1)	reviewing and approving goals and objectives relevant to compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives, and, based on this evaluation, making recommendations to the Board regarding the Chief Executive’s compensation;

(2)	reviewing our overall objectives and major components of our compensation programs, seeking to align compensation with business objectives and enabling us to attract and retain individuals who contribute to our long-term success;

(3)	reviewing and approving base salary, incentive compensation and long-term incentive compensation matters for all our executive officers;

(4)	reviewing executive officer compensation for compliance with Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations;

(5)	in consultation with the Chief Executive Officer and senior management, reviewing our management development process;

(6)	reviewing employee compensation strategies, benefits and equity-based programs and plans;

(7)	reviewing and making recommendations to the Board with respect to director compensation; and

(8)	reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if appropriate, as well as any special supplemental benefits for officers other than the Chief Executive Officer.

The Compensation Committee also reviews and discusses with management the “Compensation Discussion and Analysis” section of our proxy statements and considers whether to recommend to the full Board that it be included in our proxy statements and other filings.

Compensation Decision-Making Policies and Procedures and Director Compensation

As required by its charter, the Compensation Committee shall meet as often as necessary to carry out its responsibilities. The agenda for each meeting is developed by the Chairman of the Compensation Committee, in consultation with other members of the Committee and, where appropriate, senior management and the Committee’s compensation consultant.

In addition to its regular meetings, the Compensation Committee meets in executive session. From time to time, various members of senior management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation.

The Compensation Committee has been delegated authority from our Board of Directors to oversee executive compensation by reviewing and approving the compensation structures for all executive officers, including Executive Vice Presidents and selected Senior Vice Presidents and to approve our compensation plans.

The Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the compensation of the executive officers, as well as empirical data and the recommendations of advisors. Compensation decisions made by the Compensation Committee are reported by the Committee Chairperson to the Board of Directors who approve, disapprove or amend the Committee’s action. The Compensation Committee does not delegate its duties to others.

In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The specific determinations of the Compensation Committee with respect to executive compensation for each of the Named Executive Officers during fiscal 2011 are described in greater detail in the “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of another entity’s board of directors or as a member of the compensation committee (or other board committee performing equivalent functions) during 2011, which entity had an executive officer serving on our Board of Directors or as a member of our Compensation Committee. There are no interlocking relationships between us and other entities that might affect the determination of the compensation of our executive officers.

Corporate Governance Committee

The Corporate Governance Committee is comprised of four directors: Donald H. Dew, as Chairperson of the committee, Lowell A. Seifter, Paul M. Solomon and Deborah F. Stanley. All members of our Corporate Governance Committee are independent (as independence is currently defined in Section 5605(a)(2) of the Nasdaq listing standards). The Board of Directors has adopted a written charter for the Corporate Governance Committee that is available to shareholders on our website at www.alliancefinancialcorporation.com under the tab “Investor Relations.”

Pursuant to its charter, the Corporate Governance Committee of the Board of Directors is responsible for:

¡	identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

¡	recommending to the Board for selection as candidates for election to the Board of Directors;

¡	reviewing and evaluating incumbent directors;

¡	making recommendations to the Board regarding the membership of the committees of the Board;

¡	reviewing and investigating complaints pertaining to directors involving matters other than financial compliance;

¡	reviewing matters related to the Board’s processes making recommendations with respect to such matters;

¡	reviewing and making recommendations with respect to the corporate governance guidelines; and

¡	annually reviewing its own performance and the performance of the full Board, periodically assessing the adequacy of its committee charter, and recommending changes to the Board as needed.

In addition, pursuant to its charter, the Corporate Governance Committee has the sole authority to retain any advisors and/or counsel in connection with performing its functions as it deems appropriate.

In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance Committee reviews these directors’ overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.

In considering candidates for election to the Board, the Corporate Governance Committee and the Board consider the entirety of each nominee’s credentials and do not have any specific minimum qualifications. Factors considered include, but are not necessarily limited to, the individual’s personal and professional integrity, business judgment, relevant experience, and anticipated effectiveness as a Director. In addition, prior to nominating an existing Director for re-election to the Board, the Corporate Governance Committee and the Board consider and review, among other relevant factors, the existing Director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills and contributions that the Director brings to the Board. All of the current nominees were recommended and approved by the Corporate Governance Committee. We do not pay a fee to any third party to identify or evaluate nominees.

In addition to the criteria listed above, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the following list of experience, qualifications, attributes or skills of each director and director nominee contributed to the Corporate Governance Committee’s conclusion that each director is qualified to serve on the Board in light of our business and structure:

Director	Qualifications
Mary Pat Adams	• Over 16 years experience in residential sales • Knowledge and expertise in the mortgage industry

Donald S. Ames	• Over 45 years of experience in business ownership and operations • Experience with financial and securities markets

Director	Qualifications

Donald H. Dew	• Executive management experience, including as Chief Executive Officer and Chairman of a commercial business • Experience in banking, mergers and acquisitions and strategic planning

Samuel J. Lanzafame	• 32 years of executive management experience with both public and private companies • Experience with financial and securities markets

Margaret G. Ogden	• Over 25 years of executive management experience in the philanthropic sector • Experience in managing assets in excess of $120 million

Lowell A. Seifter

•    Practicing attorney with 35 years of experience in business and financial matters

•    Certified public accountant (inactive)

•    Experience in purchasing and selling land, commercial and residential properties and businesses

•    Co-managed an investment advisory company

Charles E. Shafer

•    Licensed attorney in the State of New York with extensive experience in commercial transactions, real estate and trusts and estates

•    Extensive experience with bridge financing, risk assessment, financial work-outs, loan agreements and the overall requirements of managing a company

Charles H. Spaulding	• 32 years of experience as independent insurance agent • Experience managing companies with aggregate revenues in excess of $6 million

Paul M. Solomon	• Over 45 years of business experience as a principal owner • Former senior executive of privately owned company • Former director of public company • Experience with financial and securities markets

Deborah F. Stanley

•    17 years experience as President of State University of New York at Oswego

•    Manages annual funds of over $214 million and a workforce of approximately 1,800 faculty and staff

•    Experience overseeing public relations and branding, policy issues and legislative relations, employment and compensation matters, strategic planning, and multi-level governmental compliance and reporting

John H. Watt, Jr.

•    Executive Vice President of Alliance and the Bank

•    27 years of banking and financial services experience, which includes various management positions at J.P. Morgan Business Credit Corporation, The Chase Manhattan Bank and Chase Lincoln First Bank, N.A.

•    Licensed attorney in the State of New York

Jack H. Webb

•    Chairman and Chief Executive Officer of Alliance and President and Chief Executive Officer of the Bank

•    27 years of serving in various roles, including senior leadership roles, for Chase Manhattan Bank in central New York

In accordance with our Bylaws, nominations of individuals for election to the Board at an annual meeting of shareholders may be made by any shareholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to the Secretary not less than 90 days nor more than 120 days immediately preceding the date of the meeting. The notice must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation and employment of each proposed nominee; (iii) the total number of shares of our stock owned by each proposed nominee; (iv) the name and residence address of the notifying shareholder; (v) the number of shares of our stock owned by the notifying shareholder; and (vi) any other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors, or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominations not made in accordance with this procedure may be disregarded at the annual meeting. Shareholder nominations are evaluated in the same manner as other nominations.

As of the date of this proxy statement, the Corporate Governance Committee had not received any shareholder recommendations for nominees in accordance with our bylaws in connection with the 2012 Annual Meeting.

Shareholder Communications with Our Board of Directors

Shareholders may communicate directly with our Board of Directors by sending correspondence to the address shown below. If a shareholder desires to communicate with a specific Director, the correspondence should be addressed to that Director. The receipt of correspondence addressed to the Board of Directors and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. Correspondence addressed to a specific Director will be delivered to the Director, who will review it and, if appropriate, report the nature of its content to the Board of Directors at its next meeting, so that appropriate action, if any, may be taken.

Alliance Financial Corporation

Board of Directors

Attention: [Board of Directors] or [Specific Director]

120 Madison Street, 18th Floor

Syracuse, New York 13202

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a policy with respect to whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. However, the Board believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

In 2011, the Board designated a Lead Director. The Board believes our unitary leadership structure is appropriately balanced by the designation of a Lead Director role and the independence of ten of our twelve directors. Our non-employee directors meet from time to time, but not less than twice per year, in executive sessions without any members of management present. In addition, the “independent” directors (as defined herein) shall meet alone in executive session at no less than two regular meetings of the Board each year. Additional executive sessions of the independent directors may be called at any time by the Lead Director, and shall be called by the Lead Director at the request of a majority of the independent directors. The purpose of these executive sessions is to promote open and candid discussion among the non-employee directors.

The Lead Director is selected from among independent directors by a majority of our independent directors. The Lead Director’s duties include: (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors; (ii) serving as liaison between the Chairman and the non-management directors; (iii) calling meetings of the non-management directors; (iv) consulting with the Chairman in planning and setting schedules and agendas for Board meetings to be held during the year; (v) serving as contact point for shareholders wishing to communicate with the Board other than through the Chairman; (vi) being available as a resource to consult with the Chairman and Corporate Secretary and other Board members on corporate governance practices and policies; and (vii) performing such other functions as the Board may direct. Currently, Donald H. Dew serves as Lead Director.

The Board considers that our leadership structure facilitates the Board’s oversight of risk management and communication with management, because the Board has named a Lead Director with defined responsibilities including participation in planning meeting agendas. The Lead Director and each of the other directors are encouraged to raise matters at any time for Board and committee meetings.

Board’s Role in Risk Oversight

The Board is responsible for consideration and oversight of risks facing the Company, and is responsible for ensuring that material risks are identified and managed appropriately. As set forth in the audit committee charter, the audit committee periodically reviews management’s assessment of risks or exposures, including financial statement risks. The audit committee also oversees related party transactions.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year-ended December 31, 2011, and in this proxy statement.

Lowell A. Seifter, Chairperson
Donald S. Ames
Donald H. Dew
Samuel J. Lanzafame
Deborah F. Stanley

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (“Compensation Committee”), comprised of five independent directors, has responsibility for establishing and implementing our executive compensation philosophy as well as monitoring adherence to the policies and practices of the compensation programs maintained by us for our employees. This Compensation Discussion and Analysis (“CD&A”) section is intended to help our shareholders understand our compensation philosophy, objectives, components and practices. The CD&A also describes decisions made by the Compensation Committee in 2011 related to the compensation of our Named Executive Officers (“NEOs”).

The following officers have been identified as NEOs by the Board of Directors:

•	Jack H. Webb, Chief Executive Officer

•	John H. Watt, Jr., Executive Vice President

•	J. Daniel Mohr, Executive Vice President and Chief Financial Officer

•	James W. Getman, Executive Vice President and Senior Loan Officer, Alliance Bank, N.A.

•	Steven G. Cacchio, Senior Vice President, Retail Banking Sales and Service, Alliance Bank, N.A.

Executive Summary

It is the intent of the Compensation Committee to provide the NEOs with a market competitive compensation package that promotes the achievement of our strategic objectives and maximizes shareholder value without encouraging excessive risk. Base salary is the largest component of the NEOs total compensation. NEOs are also eligible to participate in our incentive compensation programs.

The Compensation Committee took the following actions related to the NEOs 2011 compensation:

•

Base salaries and annual incentive opportunities for 2011 were set that were tied to the Company’s financial performance and the roles, responsibilities and performance of each of the NEOs, and were supported by the competitive executive compensation assessment conducted by an independent compensation consultant in 2011;

•

Equity awards were granted to the NEOs in February 2012 pursuant to the 2010 Restricted Stock Plan. The Board of Directors considers long-term equity compensation an important component of compensation which aligns shareholder and management interests through equity awards; and

•

As a result of our financial performance in 2011, the NEOs earned payments under our short-term incentive program, which were paid in February 2012. The performance goals and related payments under this program are discussed more fully under the caption “Short-Term Incentive Compensation” below.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective compensation programs are those designed to attract, develop and retain the best available executive officers in key leadership positions as well as the best available employees at all levels in the organization. In implementing this philosophy, the compensation plans in which the NEOs participate are intended to motivate them to maximize performance for our shareholders and to reward them for the achievement of specific annual, strategic and long-term goals, including the appreciation of shareholder value.

Our compensation programs:

•	Are not overly complex in design or administration;

•	Are designed with prudent defined objectives and goals that prevent an expectation of receiving rewards for inappropriate or excessive risk that could have a material effect on us;

•	Have base salary as the largest component of total compensation for all employees, including those eligible to earn incentive compensation;

•	Are not excessive in that they are designed to provide incentive compensation opportunities that are a percentage of base salary rather than a multiple of base salary; and

•	Do not reward employees, including the NEOs, in a way that results in the receipt of compensation that is excessive for the position, or the performance and contribution of the employee.

Generally, the types of compensation paid to the NEOs are similar to those provided to other executive officers. To support our compensation philosophy and objectives, the NEOs compensation package provides the following:

•	Competitive base salary and benefits;

•	Short-term incentive compensation programs intended to reward employee contributions to the attainment of our annual performance or line of business goals; and

•	Long-term equity compensation intended to reward our NEOs and other key executives for their contributions to our sustainable, long-term success and growth in shareholder value.

The Board of Directors considers long-term equity compensation an important component of total compensation, a retention tool, and an effective means of linking the executives’ compensation with the value of our stock and long-term success of the organization. The 2010 Restricted Stock Plan enables the Board of Directors to continue using this vital component of compensation.

Executive Compensation Administration

The Compensation Committee is responsible for the design and approval of our executive compensation programs and the specific compensation for each executive officer, taking into consideration the recommendations of the Chief Executive Officer and the Compensation Committee’s own deliberations. The Chief Executive Officer recommends salary adjustments, short-term incentive plan opportunities and payouts as well as equity grants for each executive. These recommendations are based upon the Company’s financial performance, an assessment of each executive’s individual performance, performance of the executive’s respective business unit or function, retention considerations, periodic competitive executive compensation assessments and market factors. The Chief Executive Officer does not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation.

In 2011, the Compensation Committee engaged an independent compensation consultant, Pearl Meyer & Partners (“PM&P”), to conduct a competitive assessment of the compensation programs provided to our NEOs (the “Assessment”). PM&P periodically consults with the Compensation Committee on board and executive compensation matters and provides guidance on compensation plan structure and design. PM&P does not perform any additional services for us.

The Assessment included publicly reported compensation information for comparable executive officers of financial institutions which the Compensation Committee has determined is appropriate to consider as the Company’s peers (“Compensation Peers”). The Compensation Peer group consists of 22 publicly traded banks with asset size between $1.0 billion and $4.0 billion located in the Mid-Atlantic and Northeast regions. The 22 banks, as listed below, are located in non-metropolitan markets in New York, Pennsylvania, western Massachusetts, Vermont and Maine.

• ACNB Corp. (ACNB)	• ESB Financial Corporation (ESBF)
• Arrow Financial Corporation (AROW)	• ESSA Bancorp, Inc. (ESSA)
• Bar Harbor Bankshares (BHB)	• Financial Institutions, Inc. (FISI)
• Beacon Federal Bancorp, Inc. (BFED	• Hingham Institution for Savings (HIFS)
• Berkshire Hills Bancorp, Inc. (BHLB)	• Merchant Bancshares, Inc. (MBVT)
• Bryn Mawr Bank Corp. (BMTC)	• Metro Bancorp, Inc. (METR)
• Camden National Corp. (CAC)	• Orrstown Financial Services, Inc. (ORRF)
• Century Bancorp, Inc. (CNBKA)	• Tompkins Financial Corporation (TMP)
• Citizens & Northern Corp. (CZNC)	• United Financial Bancorp, Inc. (UBNK)
• CNB Financial Corporation (CCNE)	• Univest Corporation of Pennsylvania (UVSP)
• Enterprise Bancorp, Inc. (EBTC)	• Westfield Financial, Inc. (WFD)

The Compensation Committee considered the results of the Assessment and its own compensation philosophy, among other considerations, in setting base salaries and annual incentive plan design targets effective in 2011 and 2012, which are described in this CD&A.

2011 Executive Compensation Components

For the fiscal year ended December 31, 2011, the NEOs were eligible to receive the following compensation components:

•	base salary;

•	performance-based short-term incentive compensation;

•	discretionary bonus awards;

•	long-term incentive compensation awards;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

In making decisions regarding compensation for the NEOs, the Compensation Committee believes that a certain level of discretion is appropriate in determining the amount of compensation to be paid, the mix of compensation components, and the relationship between compensation levels provided to the Chief Executive Officer and other NEOs. As such, the Compensation Committee has not established formal policies for the following:

•	the allocation between cash and non-cash compensation;

•	the allocation of short-term and long-term equity incentive compensation; or

•	the percentage in which other NEOs compensation opportunity should be in relation to the Chief Executive Officer’s compensation.

The Compensation Committee concluded that, based on the individual NEO’s performance and the financial performance of the Company in 2011 relative to our own internal goals and to that of our Compensation Peer group, the total cash compensation of the NEOs for 2011 shall be approximately in the 70th percentile of the Compensation Peer group. The amount of total cash compensation paid to our NEOs will vary year-to-year based on the factors discussed previously in this CD&A. The Short-Term Incentive Compensation plan is the primary means by which changes to total cash compensation is affected.

Base Salary

Base salaries are determined based on the NEOs position, scope of responsibilities, assessment of individual performance and expected future contributions, competitive assessments, as well as their professional, interactive, leadership and business area related technical skills. The NEOs are also eligible for merit-based salary increases in accordance with the same annual evaluation process that is applicable to all employees.

The Compensation Committee conducts an annual performance review of Mr. Webb, based on input from the entire Board of Directors, and makes recommendations to the Board of Directors, for its approval, regarding his compensation.

Mr. Webb completes the annual performance reviews for Messrs. Watt, Mohr, Getman and Cacchio, which establishes the basis for his recommendation to the Compensation Committee for any salary increases for these executives.

In February 2011, the NEOs received merit increases to their base salary averaging approximately 3%, which were paid retroactively to the beginning of the year. In February 2012, the Compensation Committee and the Board of Directors approved base salaries, which were effective January 2012, for the NEOs as follows:

Named Executive Officer	2012 Salary	Percentage Increase
Mr. Webb	$400,000	2.2%
Mr. Watt	$223,000	3.0%
Mr. Mohr	$215,000	9.7%
Mr. Getman	$172,000	3.0%
Mr. Cacchio	$170,000	10.0%

The base salary increases for Messrs. Mohr and Cacchio were at the discretion of the Compensation Committee and were based upon their individual responsibilities and comparable base salaries of the Compensation Peer group in the Assessment.

Short-Term Incentive Compensation

The NEOs and certain key executives in leadership positions are eligible to participate in a short-term incentive program that rewards employees upon the attainment of certain annual performance goals. The Compensation Committee has concluded that awards granted pursuant to the short-term incentive program should be determined based on actual performance against multiple metrics. The Compensation Committee, in its discretion, chose return on equity, tangible common equity and non-performing assets/total assets as the performance metrics for 2011 (the “2011 Performance Goals”). The 2011 Performance Goals were based on our 2011 business plan, which contained details regarding our short-term goals and objectives, and assumptions regarding environmental factors such as market interest rates and economic and financial market conditions.

The 2011 Performance Goals must be met for payment of awards under the “base” component of the program and net income must exceed budget to trigger payment of awards under the “incremental” component of the program. Under the base component of the program, if the 2011 Performance Goals are met, the NEOs and other senior executives are eligible for a certain percentage of their base salary, which may be increased or decreased based on the executive’s job performance and area of responsibility. Under the incremental component of the program, if the 2011net income exceeds budget, the NEOs and other senior executives are eligible for additional incentive compensation. A pool is established of up to 25% of the net income that exceeds the target goal and is allocated as additional incentive compensation to each eligible executive based on their job performance and area of responsibility.

Below is a summary of the target and actual 2011 Performance Goals.

Performance Measure	2011 Goal	2011 Actual
Return on Average Equity(1)	8.25%	9.88%
Tangible Common Equity/Tangible Assets(2)	6.98%	7.69%
Non-performing Assets/Total Assets	0.54%	0.84%
Net Income	$11,457,000	$13,297,000

(1)	Net income divided by average shareholders’ equity.

(2)	Total common equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets.

A weighted point system is used to set the threshold for our Short-Term Incentive Compensation Plan. Attainment of 100 points or more is required for payments to be made under the Short-Term Incentive Compensation Plan. The three 2011 Performance Goals were weighted as follows:

Weighting Factor
¡ Return on equity (%)	75
¡ Tangible common equity at year-end (%)	15
¡ Non-performing assets as % of total assets	10

The weighting factor for each of the 2011 Performance Goals is multiplied by the percentage attained for each goal. The Company achieved an ROE for 2011 (9.88%) that was 119.8% of the 2011 goal (8.25%). The points “earned” for this performance goal under the terms of the Short-Term Incentive Compensation Plan was 89.8 (119.8% times 75). The Company’s tangible common equity was 110.2% of goal in 2011, while the non-performing assets to total assets was 46.3% of goal, resulting in a total of 111 points, which exceeded the threshold for payment of incentive compensation of 100 points.

The Company believes these three metrics and their weightings appropriately balances the short-term performance considerations of the plan (ROE) with metrics (tangible common equity and non-performing assets as % of total assets) designed to avoid excessive risk taking.

Our 2011 net income exceeded the target goal, thus qualifying the NEOs and other executives for additional incentive compensation payments under the program, which were approved by the Compensation Committee and the Board of Directors in January 2012. The following table presents, for each NEO, the 2011 short-term incentive award amounts that were paid in 2012 for achieving and exceeding the 2011 Performance Goals.

Name	Base Salary	Base Award	Base Award	Incremental Pool Award as Percentage of Base Salary	Incremental Pool Award	Total Award	Total Award as Percentage of Base Salary
Mr. Webb	$391,500	40.0%	$156,600	11.1%	$43,400	$200,000	51.1%
Mr. Watt	$216,500	30.0%	$64,950	27.7%	$60,050	$125,000	57.7%
Mr. Mohr	$196,000	30.0%	$58,800	32.8%	$64,200	$123,000	62.8%
Mr. Getman	$167,000	25.0%	$41,750	16.9%	$28,250	$70,000	41.9%
Mr. Cacchio	$154,500	25.0%	$38,625	26.8%	$41,375	$80,000	51.8%

The NEOs received approximately 56% of the value of incentives paid under the short-term incentive program.

The employment agreements with Messrs. Webb, Watt and Mohr contain certain “claw-back” language, as further discussed below, which would be applicable to this program.

Discretionary Bonus Awards

The Board of Directors considers discretionary cash bonus awards in certain situations to recognize significant efforts or individual contributions. None of the NEOs received discretionary bonus compensation for 2011.

Long-Term Incentive Compensation

The Board of Directors believes that long-term equity-based incentive compensation is an important component of our total compensation philosophy. Restricted stock awards are issued to recognize the responsibility and contributions of the NEOs, and other key executives, in meeting our long-term goals and strategies. Additionally, long-term incentive compensation is considered necessary to compete with other organizations in recruitment and retention of key executives.

The decision to grant restricted stock to the NEOs and certain key employees is at the discretion of the Compensation Committee, and the decision is generally made annually in the first quarter. Should a grant be authorized by the Compensation Committee, the dollar value of shares granted to the NEOs is equal to a fixed percentage of their base salary. The fixed percentages are 30% for Mr. Webb, 25% for Messrs. Watt, Mohr, Getman and Cacchio. The number of shares granted is equal to the dollar value of the grant divided by the closing price for Alliance’s common stock on the day of the grant. In addition, the Compensation Committee establishes a pool of restricted stock to be allocated to other key employees at the discretion of Mr. Webb. The Board of Directors approves grants of restricted stock to the NEOs. There were 17,839 restricted shares granted in February 2011, with 9,515 shares allocated to the NEOs and a pool of 8,324 shares allocated to 13 key employees.

On February 28, 2012, the Compensation Committee approved restricted stock awards for the NEOs which vest 20% per year starting February 28, 2013. However, all restricted stock awards will automatically vest in the event of the death or disability of a participant or in the event of a Change of Control of Alliance (each as defined in the 2010 Restricted Stock Plan). In awarding the restricted stock grants, the Compensation Committee considered the individual’s role and their contributions toward the Company’s success.

The following table sets forth grants of restricted stock to the NEOs in 2012 and 2011:

Name	Restricted Stock Grant February 28, 2012	Restricted Stock Grant February 22, 2011
Mr. Webb	3,929	3,713
Mr. Watt	1,811	1,710
Mr. Mohr	1,639	1,547
Mr. Getman	1,397	1,323
Mr. Cacchio	1,292	1,222

All such grants are made pursuant to the terms of the 2010 Restricted Stock Plan which permits the grant of shares of restricted stock to our directors, certain key officers and employees and such grants are evidenced by restricted stock agreements with each participant setting forth the terms, conditions and restrictions of the restricted stock award. Subject to the terms and conditions of the restricted stock agreement, a participant holding restricted stock will have the right to receive cash dividends on the shares of restricted stock during the restriction period and to vote the vested and unvested shares of restricted stock. Upon expiration of the restriction period, subject to the terms of the 2010 Restricted Stock Plan and the restricted stock agreement, the participant is entitled to receive unrestricted shares of common stock. Subject to adjustments allowed under the 2010 Restricted Stock Plan, awards of restricted stock may be made under the 2010 restricted Stock Plan for up to 200,000 shares of common stock. Currently, 148,064 ungranted shares remain eligible for award. If any award of restricted stock expires or is terminated, surrendered or canceled without being fully vested, the unused shares covered by such award shall again be available for grants under the 2010 Restricted Stock Plan.

Retirement and Other Benefits

Executive Incentive Retirement Program

The Board of Directors approved our Executive Incentive Retirement Program (“EIRP”) in March 2008. The EIRP was designed to assist us in retaining and attracting officers of exceptional ability and rewarding them for meeting or exceeding specific business program objectives or performance measurements. There are eight officers currently participating in the EIRP, including all of the NEOs except Mr. Webb.

The deferred bonus award vests at the rate of 20% per year while the Participant is employed by the Bank, and automatically vests upon (i) the participant’s death or disability, (ii) upon the occurrence of a change in control, or (iii) upon the participant’s separation from service at or after attaining normal retirement age. The Board of Directors elected to cease paying deferred bonuses under this plan in 2009 because the Board determined that the total compensation paid to the NEOs was appropriate without further benefits from this plan.

Supplemental Executive Retirement Agreement (SERP) and Split Dollar Life Insurance Agreement

Mr. Webb has a SERP, which was negotiated as a component of his total compensation package when he joined the Company. Pursuant to the SERP, we are required to pay Mr. Webb an annual benefit equal to 70% of his final average compensation in excess of his other retirement benefits. The retirement benefit will be paid to Mr. Webb in the form of a straight life annuity in monthly installments for life. For purposes of the SERP, Mr. Webb’s final average compensation means the annualized monthly base salary actually paid by us over the three-year period ending on the date of his termination of employment. The amounts due to him under the SERP are to be distributed upon the occurrence of a triggering event, including:

•	Mr. Webb’s termination of employment with us, except upon his termination with cause; or

•	His attaining the age of 65.

We must begin paying the benefit to Mr. Webb either on the first day of the seventh month following Mr. Webb’s termination of employment or on the first day of the first month following his attaining age 65, whichever is earlier. The benefit due Mr. Webb may be reduced if payment commences prior to August 1, 2017. In addition, the SERP provides Mr. Webb the right to receive payment of the benefit upon a change of control of the Company. Mr. Webb is the only NEO covered by a SERP.

On January 27, 2010, the Company, Bank and Mr. Webb also entered into the first amendment (the “Amendment”) to the Amended and Restated Supplemental Retirement Agreement, dated November 28, 2006 (the “Restated SERP”). The Restated SERP amended and restated the original Supplemental Retirement Agreement, dated May 1, 2000, for certain changes related to the requirements of Section 409A of the Code. The Amendment provides the ability to designate beneficiaries, clarifies the definition of “Death” for purposes of determining time of payment under the agreement, and requires Mr. Webb to prudently manage his other retirement benefits (outside of the Restated SERP) in order to preserve the potential offset of benefits otherwise payable under the Restated SERP.

Additionally, on January 27, 2010, we entered into a split dollar life insurance agreement with Mr. Webb. If Mr. Webb is employed by us at the time of his death, then Mr. Webb’s designated beneficiaries will receive a lump sum payment equal to the employee’s interest, as defined in the agreement. The remainder of the insurance proceeds will be paid to us. We pay the premiums to keep the insurance policies in force, we retain the right to terminate the insurance policies and we are the owner of the cash surrender value of the insurance policies. Any successor to us will be required to assume and perform this split dollar life insurance agreement as if no succession had occurred.

401(k) Retirement Program

The NEOs are eligible to participate in the 401(k) retirement program on the same terms as other employees. Employees are eligible to make salary deferrals (contributions) at the beginning of the month following their hire date. We will match the employee’s contributions $0.50 per dollar deferred up to a maximum of 6% of the employees covered compensation. In addition, 1% of an eligible employee’s annual earnings are contributed by us regardless of whether the employee is contributing to the program.

Group Term Life Insurance

The NEOs are covered under the same benefit program available to all other employees, which are paid for by us. Employees are covered for four-times their annual earnings up to a maximum of $750,000. Accidental death and dismemberment insurance is provided in an amount equal to the life insurance.

Group Long-Term Disability Insurance

The NEOs are covered under the same benefit program available to all other employees, which are paid for by us. The coverage provides for 60% salary continuation in the event of disability, as defined in the policy, up to a maximum monthly benefit of $15,000. The NEOs are insured for the following monthly income replacement amounts.

Webb	Watt	Mohr	Getman	Cacchio
$15,000	$15,000	$15,000	$13,917	$12,875

Other Benefits

The NEOs are eligible for the same benefits available to all other employees such as health and dental insurance, personal and sick leave, vacations, and holidays.

Perquisites and Personal Benefits

The NEOs are provided with perquisites and other personal benefits that the Compensation Committee believes are modest, reasonable, and similar in nature to those provided to executives at competing financial institutions, and are designed to assist these executives in carrying out their duties.

The NEOs have the use of a company-owned automobile. Club memberships are provided to Mr. Webb, Mr. Watt and Mr. Getman for business meeting purposes and for their personal use. At the recommendation of the Compensation Committee, a health club membership is also provided to Mr. Webb.

Employment and Change of Control Agreements

We have employment and change of control agreements with the NEOs and certain key executives. The Board of Directors views these agreements as integral in ensuring the continued dedication of the executives to the Company and promoting stability of management, particularly in the event of a change of control.

Employment Agreements

Messrs. Webb, Watt and Mohr each have employment agreements effective as of January 26, 2010, which have an initial term of one year. Thereafter, each of the employment agreements will automatically extend for successive one-year terms, unless previously terminated or either we or the executive provides notice that it will not be extended. In addition to the base annual salary, the employment agreements provide for, among other things, participation in incentive programs and other employee benefit plans applicable to executive employees.

In the event of involuntary termination without “cause” or voluntary termination with “good reason,” each executive is entitled to receive a severance benefit equal to the greater of the unpaid compensation and benefits that would have been paid under the terms of this employment agreement if the executive had remained employed, or the unpaid compensation and benefits that would have been paid under the terms of this employment agreement (including any accrued bonus) for a period of one year following the termination. Upon Change of Control, as defined in the agreements, which results in the termination of the executive without cause or certain resignations for good reason, the executive will receive a lump sum payment equivalent to a multiple of the average annual compensation paid to the executive by the Company and included in the executive’s gross income for income tax purposes for the three (3) full taxable years that immediately precede the year during which the Change of Control occurs (adjusted to include bonuses paid, rather than accrued, in respect of such years) which multiple shall be three (3) times such annual average amount in the case of Mr. Webb and two (2) times the annual average amount in the case of Messrs. Watt and Mohr. In addition, under such circumstances, each executive will also receive a lump sum payment equal to a multiple of the Company’s annual cost of providing health, life and long-term disability coverage’s and other fringe benefits equal to three (3) times such amount in the case of Mr. Webb and equal to two (2) times such amount in the case of Messrs. Watt and Mohr. Further, if there is a Change in Control, then all forms of equity-based compensation, including unexpired stock options and unvested restricted stock will accelerate. In the event that any amounts payable under the employment agreements would be nondeductible to us by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such amounts shall be reduced to the extent necessary that such payments will no longer be ineligible for deduction by reason of Section 280G of the Code.

The employment agreements also provide for a claw back of any incentive paid to, credit to an account on behalf or, or vested to the executive within the prior twenty-four (24) months under certain circumstances if it is later determined that the incentive is directly attributable to materially misleading financial statements.

Change of Control Agreements

Messrs. Getman and Cacchio have change of control agreements with identical terms. Upon a change of control (as defined in the Agreement) resulting in termination, the NEO will receive a lump sum severance payment equal to 200% of the NEOs annual base salary in effect as of the date of termination. If the NEO constitutes a qualified beneficiary and elects continued coverage under COBRA, their health care coverage will be paid for by us for up to two years following termination or shorter period until obtaining new employment offering health insurance.

EXECUTIVE AND DIRECTOR COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Named Executive Officers for service during each of the last three completed fiscal years, as applicable:

Name and Principal Positions	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Jack H. Webb Chairman and Chief Executive Officer	2011 2010 2009	391,500 380,000 360,200	113,989 193,296 —	200,000 175,000 150,000	347,295 193,620 89,856	37,625 33,983 54,615	1,090,409 975,899 654,671

John H. Watt, Jr. Executive Vice President	2011 2010 2009	216,500 210,000 193,000	52,497 90,891 —	125,000 115,000 107,900	— — —	31,799 27,452 34,862	425,796 443,343 335,762

J. Daniel Mohr Executive Vice President and Chief Financial Officer	2011 2010 2009	196,000 190,000 177,000	47,493 86,882 —	123,000 100,000 93,100	— — —	18,876 13,524 16,045	385,369 390,406 286,145

James W. Getman Executive Vice President and Senior Loan Officer	2011 2010 2009	167,000 162,500 157,500	40,616 53,591 —	70,000 57,000 55,195	— — —	19,723 16,199 26,871	297,339 289,290 239,566

Steven G. Cacchio Senior Vice President, Retail Banking Sales and Service	2011 2010 2009	154,500 150,000 139,000	37,515 63,171 —	80,000 65,000 55,600	— — —	19,559 16,219 22,831	291,574 294,390 217,431

(1)	The figures shown for salary represents amounts earned for the fiscal year, whether or not actually paid during such year.

(2)	Amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For more information concerning the assumptions used for these calculations, please refer to the notes to the financial statements contained in the 2011, 2010 and 2009 Annual Reports on Form 10-K.

(3)	Amounts for all years in this column reflect the short-term incentive compensation earned by each NEO. The Short-Term Incentive Plan is described in greater detail in the “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

(4)	Amounts in this column reflect the increase (if any) for each respective year in the present value of the NEOs accrued benefit under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715 as of the plan’s measurement date in such year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

(5)	Amounts in this column are set forth in the table below and include perquisites, dividends paid on restricted stock and 401(k) employer contributions, as applicable. The NEOs participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, we provide certain non-cash perquisites and personal benefits to each named executive officer such as country club memberships and the use of Company-owned automobile.

	401(k) Employer Contributions ($)	Dividends on Restricted Stock ($)	Perquisites ($)	Total ($)
Jack H. Webb	9,799	19,152	8,674	37,625
John H. Watt, Jr.	9,793	13,490	8,516	31,799
J. Daniel Mohr	3,213	9,498	6,165	18,876
James W. Getman	8,953	7,259	3,511	19,723
Steven G. Cacchio	8,773	7,986	2,800	19,559

Grants of Plan-Based Awards

The following table sets for information regarding plan-based awards granted to our Named Executive Officers during the last fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(2) ($)
		Threshold ($)	Target ($)	Maximum(1) ($)
Jack H. Webb	– 02/22/2011	78,300 –	156,600 –	– –	– 3,713	– 113,989
John H. Watt, Jr.	– 02/22/2011	32,475 –	64,950 –	– –	– 1,710	– 52,497

J. Daniel Mohr	– 02/22/2011	29,400 –	58,800 –	– –	– 1,547	– 47,493
James W. Getman	– 02/22/2011	20,875 –	41,750 –	– –	– 1,323	– 40,616

Steven G. Cacchio	– 02/22/2011	19,312 –	38,625 –	– –	– 1,222	– 37,515

(1)	The Short-Term Incentive Plan does not contain predetermined maximum amounts.

(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to restricted stock awards granted to our NEOs.

Outstanding Equity Awards at Year-End

The following table sets forth information regarding stock awards outstanding at December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Grant Date	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Jack H. Webb	1,286	(1)	1/30/2005	39,712
	1,429	(2)	2/16/2006	44,128
	1,429	(3)	1/30/2007	44,128
	1,715	(4)	1/29/2008	52,959
	5,439	(6)	8/31/2010	167,956
	3,713	(7)	2/22/2011	114,657

John H. Watt, Jr.	858	(1)	1/30/2005	26,495
	1,143	(2)	2/16/2006	35,296
	1,429	(3)	1/30/2007	44,128
	1,500	(4)	1/29/2008	46,320
	2,558	(6)	8/31/2010	78,991
	1,710	(7)	2/22/2011	52,805

J. Daniel Mohr	1,429	(5)	5/1/2006	44,128
	1,072	(3)	1/30/2007	33,103
	1,286	(4)	1/29/2008	39,712
	2,445	(6)	8/31/2010	75,502
	1,547	(7)	2/22/2011	47,771

James W. Getman	643	(1)	1/30/2005	19,856
	858	(2)	2/16/2006	26,495
	715	(3)	1/30/2007	22,079
	858	(4)	1/29/2008	26,495
	1,508	(6)	8/31/2010	46,567
	1,323	(7)	2/22/2011	40,854

Steven G. Cacchio	643	(1)	1/30/2005	19,856
	858	(2)	2/16/2006	26,495
	1,072	(3)	1/30/2007	33,103
	858	(4)	1/29/2008	26,495
	1,778	(6)	8/31/2010	54,905
	1,222	(7)	2/22/2011	37,735

(1)	Restricted stock awards granted on January 30, 2005 vest on January 30, 2012.
(2)	Restricted stock awards granted on February 26, 2006 vest on February 16, 2013.
(3)	Restricted stock awards granted on January 30, 2007 vest on January 30, 2014.
(4)	Restricted stock awards granted on January 29, 2008 vest on January 29, 2015.
(5)	Restricted stock awards granted on May 1, 2006 vest on May 1, 2013.
(6)	Restricted stock awards granted on August 31, 2010 under the 2010 Restricted Plan vest in 20% increments beginning on August 31, 2011.
(7)	Restricted stock awards granted on February 22, 2011 under the 2010 Restricted Plan vest in 20% increments beginning on February 22, 2011.
(8)	Market value is calculated on the basis of $30.88 per share, which is the closing sales price for our common stock on December 30, 2011.

Option Exercises and Stock Vested

The following table sets forth the stock awards that vested and the option awards that were exercised for the Named Executive Officers during the last fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Jack H. Webb	15,000	112,924	2,075	62,451
John H. Watt, Jr.	—	—	1,211	36,356
J. Daniel Mohr	—	—	611	18,513
James W. Getman	5,400	41,143	949	28,417
Steven G. Cacchio	—	—	1,016	30,447

(1)	The figures shown include the amount realized during the fiscal year upon exercise of vested stock options by the Named Executive Officer and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the on the exercise date or vesting date, as applicable.

Pension Benefits

The following table sets forth information regarding pension benefits accrued by the Named Executive Officers during the last fiscal year.

Pension Benefits Table
Name	Plan Name		Number of Years of Credited Service(2) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Jack H. Webb	Supplemental Retirement Agreement	(1)	11.67	1,283,069	–
John H. Watt, Jr.	–		–	–	–
J. Daniel Mohr	–		–	–	–
James W. Getman	–		–	–	–
Steven G. Cacchio	–		–	–	–

(1)	This agreement is discussed above in the Compensation Discussion and Analysis Section under the caption “Retirement and Other Benefits – Supplemental Executive Retirement Agreement (SERP) and Split Dollar Life Insurance Agreement.”

(2)	The figures shown are determined as of the plan’s measurement date during 2011 under ASC Number 715-20-65-1 for purposes of our audited financial statements. For the discount rate and other assumptions used for this purpose, please refer to Note 12 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2011.

Termination and Change in Control Benefits

As discussed under “Compensation Discussion and Analysis – Employment Agreements and Change in Control Agreements” above, we have employment and change of control agreements with Jack H. Webb, John H. Watt, Jr., J. Daniel Mohr, James W. Getman and Steven G. Cacchio. We have summarized and quantified the estimated payments under the agreements, assuming a termination event occurred on December 31, 2011, below.

	Jack H. Webb	John H. Watt, Jr.	J. Daniel Mohr	James W. Getman	Steven G. Cacchio
Retirement(1)	$–	$–	$–	$–	$–
Death
Salary Continuation(3)	64,356	35,589	32,219	–	–
Restricted Stock Acceleration(2)	463,540	284,034	240,216	–	–
Split Dollar Life Insurance	1,114,890	–	–	20,000	–
Disability(4)
Salary Continuation	225,865	124,904	113,077	–	–
Accrued and Unpaid Vacation	30,115	16,654	15,077	–	–
Continued Benefits	6,402	6,402	6,513	–	–
Restricted Stock Acceleration(2)	463,540	284,034	240,216	–	–
Termination Without Cause or Voluntary Termination with “Good Reason”(5)
Lump Sum Cash Payment	648,096	378,865	354,828	–	–
Change in Control–Related
Restricted Stock Acceleration(2)	463,540	284,034	240,216	182,346	198,589
Lump Sum Cash Payment(6)	1,603,419	655,016	502,303	343,428	332,384

(1)	There are no additional benefits paid upon retirement pursuant to the employment agreements or change of control agreements in effect at December 31, 2011 or pursuant to the 1998 Long-Term Incentive Compensation Plan and the 2010 Restricted Stock Plan.

(2)	All restricted stock granted under the 1998 Long Term Incentive Compensation Plan and the 2010 Restricted Stock Plan provide for full vesting upon death, disability or change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on the closing sales price for a share of our common stock on December 31, 2011. The change of control agreements with other officers also provide acceleration of restricted stock awards that otherwise were not vested.

(3)	The employment agreements in effect for Messrs. Webb, Watt and Mohr provide for salary continuation payments following termination due to death for a period of 60 days.

(4)	The employment agreements in effect for Messrs. Webb, Watt and Mohr provide for a payment equal to the total of accrued and unpaid vacation pay, continued benefits and 100% of the executive’s then current base salary for a period of 30 weeks following termination due to disability. The amount disclosed for accrued and unpaid vacation pay assumes a payout of the maximum four weeks of unused vacation time.

(5)	The employment agreements in effect for Messrs. Webb, Watt and Mohr provide for a lump sum cash payment equal to the unpaid compensation, including any accrued bonus, and the benefits that the executive would have been paid under the agreement for a period of one year following a termination without cause or voluntary termination with “good reason”, including base salary, vacation and benefits. The amount disclosed for accrued and unpaid vacation pay assumes a payout of the maximum four weeks of unused vacation time.

(6)

The employment agreements provide for a lump sum payment equivalent to a multiple of the average annual compensation paid to the executive by the Company and included in the executive’s gross income for income tax purposes for the three (3) full taxable years that immediately precede the year during which the Change of Control occurs (adjusted to include bonuses paid, rather than accrued, in respect of such years) which multiple shall be three (3) times such annual average amount in the case of Mr. Webb and two

(2) times the annual average amount in the case of Messrs. Watt and Mohr. In addition, under such circumstances, each executive will also receive a lump sum payment equal to a multiple of our annual cost of providing health, life and long-term disability coverages and other fringe benefits equal to three (3) times such amount in the case of Mr. Webb and equal to two (2) times such amount in the case of Messrs. Watt and Mohr. The change of control agreements with Messrs. Getman and Cacchio provide for a lump sum payment equal to 200% of his annual cash compensation and the cost of providing health, life and long-term disability coverages and other fringe benefits for a period of up to 24 months. In the event that any amounts payable under the employment agreements or change in control agreements would be nondeductible to us by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such amounts shall be reduced to the extent necessary that such payments will no longer be ineligible for deduction by reason of Section 280G of the Code.

Director Compensation

Meeting Fees

Each non-employee director receives an annual retainer fee of $12,500 for service on the Board, $600 for each Board meeting attended, and $600 for each committee meeting attended. Committee Chairs receive an additional $100 for each committee meeting attended. The Audit Committee Chairman and Governance Committee Chairman each receive an additional annual retainer fee of $5,000, and the Compensation Committee Chairman receives an additional annual retainer fee of $3,500.

Stock-Based Deferral Plan

We have a Stock-Based Deferral Plan (the “Plan”) that was adopted in March 2008, which currently provides non-employee directors with the option to defer receipt of all or a portion of their directors’ fees. Amounts deferred under the Plan are invested in shares of our common stock through open market purchases executed by a trustee. Dividends paid on shares of stock in the Plan are reinvested in our common stock. Participants in the Plan can elect to receive stock distributions in a lump sum or in equal installments over at least two years and not more than ten years. During 2011, the Directors elected to defer a total of $292,990 in director fees under the Stock-Based Deferral Plan.

Director Retirement Plan

We also provide an additional source of retirement income to non-employee directors in recognition of their service on the Board through our Director Retirement Plan. In the event that a director ceases to serve after completing at least three years of service, the director is entitled to a normal retirement benefit, payable in either a lump sum or in ten equal annual installments. In the event of the death of the director, remaining benefits, if any, are payable to a designated beneficiary. The normal retirement benefit is equal to thirty-five percent of the director’s average annual director’s fees increased by (i) one percent for each full year of service up to a maximum of twenty-five percent and (ii) by an additional ten percent if the director served as a Board committee chair for at least three years, which may be nonconsecutive.

The following table sets forth information regarding compensation earned by our non-employee directors during the last fiscal year.

Name	Fees Earned or Paid in Cash(1) ($)	Change in Pension Value and Nonqualifed Deferred Compensation Earnings(2) ($)	Total ($)
Mary Pat Adams	24,700	22,381	47,081
Donald S. Ames	27,500	54,589	82,089
Donald H. Dew	39,300	35,597	74,897
Samuel J. Lanzafame	36,300	65,714	102,014
Margaret G. Ogden	26,300	23,859	50,159
Lowell A. Seifter	35,000	23,935	58,935
Charles E. Shafer	25,200	37,092	62,292
Paul M. Solomon	34,300	53,050	87,350
Charles H. Spaulding	32,100	38,771	70,871
Deborah F. Stanley	30,700	23,254	53,954

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year. All Directors elected to defer 100% of their 2011 fees under the Stock-Based Deferral Plan, except Ms. Ogden who elected to receive 70% of her total fees in cash.

(2)	Amounts in this column represent the change in the value of accumulated benefits under the Director Retirement Plan and nonqualified deferred compensation earnings under the Stock-Based Deferral Plan.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Pursuant to the terms of its written charter, the Audit Committee is responsible for reviewing and approving all related-party transactions. Consistent with this responsibility, the Audit Committee has reviewed and approved the following related-person relationships as being consistent with the policy. Except for the specific transactions described below no director, executive officer or beneficial owner of more than five percent of our outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such transaction as described) with us during 2011, or proposes to engage in any transaction with us, in which the amount involved exceeds $120,000.

Transactions with Certain Related Persons

We make loans to our executive officers, employees and directors. These loans are made in the ordinary course of business and on substantially the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

The law firm of Riehlman, Shafer & Shafer, of which Director Charles E. Shafer’s brother is sole owner, received $259,918 for legal services rendered to us during 2011, including commercial and consumer loan closings and collection activities.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and we are asking shareholders to ratify the appointment.

Representatives of Crowe Horwath LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the votes cast and entitled to vote on this proposal is required to pass this proposal.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2011 and December 31, 2010, respectively, we retained and paid Crowe Horwath LLP to provide audit and other services as follows:

	2011	2010
Audit Fees(1)	$246,000	$219,500
Audit-related Fees(2)	—	5,000
Tax Fees(3)	62,020	69,560
All Other Fees(4)	7,500	14,060

Total	$315,520	$308,120

(1)	Audit fees principally include those for services related to the annual audit of the consolidated financial statements, annual audit of internal control over financial reporting, U.S. Department of Housing and Urban Development loan audit and consultation on accounting matters.

(2)	Audit-related fees in 2010 principally include service rendered in connection with a Form S-8 registration statement.

(3)	Tax fees include assistance with matters related to tax compliance and counseling.

(4)	All other fees consists of fees for all other services other than those reported above.

Pre-approval of Services

The Audit Committee shall pre-approve all auditing services and permissible non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm. Unless a type of service to be provided by the auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee, and any proposed services exceeding pre-approved expense levels require specific pre-approval by the Audit Committee.

The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the policies outlined above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

Alliance Financial Corporation

Attention: Judy A. Schultz

120 Madison Street, 18th Floor

Syracuse, New York 13202

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their own discretion.

By Order of the Board of Directors,

Judy A. Schultz
Secretary

Syracuse, New York

April 6, 2012

ANNUAL MEETING OF SHAREHOLDERS OF

ALLIANCE FINANCIAL CORPORATION

May 15, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.alliancefinancialcorporation.com

under the tab “Investor Relations”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided.i

■ 20430000000000000000 8	051512

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Class II Directors:							FOR	AGAINST	ABSTAIN
NOMINEES:					2.	Ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O O O O	Donald H. Dew Charles E. Shafer Charles H. Spaulding Deborah F. Stanley	Class II Director Class II Director Class II Director Class II Director
☐	FOR ALL EXCEPT (See instructions below)				The proxies are authorized to vote in accordance with their discretion with respect to such other business as may properly come before the meeting.

This Proxy will be voted as directed but, if no direction is indicated, it will be voted FOR the election of all nominees named in Item 1 and FOR the proposal listed in Item 2.

The Board of Directors unanimously recommends a vote FOR the nominees named in
Item 1, and a vote FOR the proposal in Item 2.

PLEASE SIGN AND DATE BELOW, AND RETURN.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

ANNUAL MEETING OF SHAREHOLDERS OF

ALLIANCE FINANCIAL CORPORATION

May 15, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.alliancefinancialcorporation.com under the tab “Investor Relations”
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20430000000000000000 8	051512

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Class II Directors:				2. Ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Donald H. Dew O Charles E. Shafer O Charles H. Spaulding O Deborah F. Stanley	Class II Director Class II Director Class II Director Class II Director	The proxies are authorized to vote in accordance with their discretion with respect to such other business as may properly come before the meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			This Proxy will be voted as directed but, if no direction is indicated, it will be voted FOR the election of all nominees named in Item 1 and FOR the proposal listed in Item 2.
☐	FOR ALL EXCEPT (See instructions below)			The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1, and a vote FOR the proposal in Item 2.
PLEASE SIGN AND DATE BELOW, AND RETURN.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐                    ■

PROXY

ALLIANCE FINANCIAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS, MAY 15, 2012

The undersigned hereby appoints James W. Getman and J. Daniel Mohr, and each of them, as proxies, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Alliance Financial Corporation to be held at the Crowne Plaza Syracuse Hotel Conference Center, 701 East Genesee Street, Syracuse, NY, Onondaga County, on the 15th of May, 2012, at 4:00 p.m. and at any adjournments or postponements thereof, and to vote as specified on the reverse side all shares of stock, as designated on the reverse side, which the undersigned may be entitled to vote at such meeting, and with all other powers which the undersigned would possess if personally present.

CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE

■	14475 ■